Exhibit 99.1

Unigene Reports Continuation of Phase III Study of Oral Calcitonin in Osteoarthritis Patients

BOONTON, N.J., July 23, 2010 -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) announced today that Novartis and its license partner Nordic Bioscience [the “Sponsor”] have decided to continue the companies’ two-year, Phase III Study 2302 assessing safety and efficacy of oral calcitonin in patients with osteoarthritis of the knee.  Novartis has a worldwide license to produce recombinant calcitonin under Unigene’s patented SecraPep® E. coli manufacturing technology.

An independent Data Monitoring Committee (DMC) reviewed and conducted a “futility” analysis of one-year data for all patients enrolled in Study 2302, including both an assessment of safety and efficacy parameters.  The DMC concluded there is no reason to stop the study because of safety findings.  In addition, the DMC concluded there is no reason to continue the study because of efficacy findings; however, the DMC also determined the final decision whether to continue Study 2302 rests with the study Sponsor.  Accordingly, the relevant Health Authorities and Ethics Committees will be informed by the Sponsor about the DMC recommendation and about the decision to continue the study.

Conclusions after these kinds of interim analysis are usually based on whether or not the DMC has seen either major safety concerns, or a significant imbalance in adverse events, or an unsatisfactory efficacy outcome.

Based on a similar one-year futility analysis, the DMC recommended in December 2009 that Novartis and Nordic Bioscience continue a parallel two-year, Phase III Study 2301 in patients with osteoarthritis of the knee.  At that time, the DMC also recommended continuation of a two-year, Phase III Study 2303 of oral calcitonin in patients with osteoporosis.

It is currently intended by the Sponsor that the entire clinical program of oral calcitonin in osteoarthritis and osteoporosis will continue, and Novartis and Nordic Bioscience will closely work together to assess next steps once the final data of Study 2301 are available, currently expected to be in 4Q 2010.

Unigene President and CEO Ashleigh Palmer commented, "We believe our manufacturing license agreement with Novartis provides strong validation of Unigene’s leading position in peptide manufacturing.  We look forward to hearing of next steps in the program."

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs.  Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies.  Fortical(R), Unigene's nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005.  Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories.

In addition to its manufacturing technology license and bulk calcitonin supply agreement with Novartis, Unigene has licensed worldwide rights for its patented EnteriPep® oral delivery technology for parathyroid hormone to GlaxoSmithKline.  Unigene also licensed worldwide rights (except for China) to market and sell an oral formulation of calcitonin, currently in Phase III clinical testing, to Tarsa Therapeutics, Inc.

Unigene's patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin and PTH analogs.  Unigene's patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics.  For more information about Unigene, call (973) 265-1100 or visit www.unigene.com.  For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees.  We have based these forward-looking statements on our current expectations and projections about future events.   These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission (“SEC”) filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Contacts

Unigene Laboratories, Inc.
William Steinhauer, 973-265-1100
VP of Finance
or
Burns McClellan
Justin Jackson (media)
212-213-0006
jjackson@burnsmc.com

or

Michelle Szwarcberg (media)
212-213-0006
mszwarcberg@burnsmc.com